Exhibit 99.1

For Immediate Release: Thursday, April 10, 2014

GM to Replace Lock Cylinder During Ignition Switch Recall
Second repair added to vehicles recalled earlier

DETROIT - General Motors informed the NHTSA today that it is adding ignition lock cylinders to its safety recall of 2.2 million older model cars in the United States. The cylinders can allow removal of the ignition key while the engine is running, leading to a possible rollaway, crash and occupant or pedestrian injuries.

As always, owners of manual transmission vehicles should be sure the ignition is in the “Off” position and set to reverse gear with the parking brake set before removing the key. Owners of vehicles with automatic transmission should be sure the vehicle is in “Park” before removing the key.

GM is aware of several hundred complaints of keys coming out of ignitions. Searches of GM and government databases found one rollaway in a parking lot that resulted in a crash and one injury claim. The same searches turned up no fatalities.

GM has decided to replace the ignition lock cylinders and cut and, if necessary, reprogram new keys.

The cars covered are model years:
2003-2007 Saturn Ion
2005-2010 Chevrolet Cobalt
2006-2010 Pontiac Solstice
2007-2010 Pontiac G5
2007-2010 Saturn Sky
2006-2011 Chevrolet HHR

All of these cars were recalled in recent weeks for ignition switches that may fail to meet GM’s torque specification. The ignition switch may unintentionally move from the “run” position to the “accessory” or “off” position with a corresponding reduction or loss of power. This risk may be increased if the key ring is carrying added weight or if the vehicle goes off the road or experiences some other jarring event. The timing of the key movement out of the “run” position, relative to the activation of the sensing algorithm of the crash event, may result in the airbags not deploying, increasing the potential for occupant injury in certain kinds of crashes.

Until recall repairs are made, it is very important that customers remove all items from their key rings, leaving only the vehicle key. If there is a key fob, it also should be removed from the key ring.

GM also announced Thursday that the company expects to take a charge of approximately $1.3 billion in the first quarter, primarily for the cost of recall-related repairs announced in the 2014 calendar year to date and related courtesy transportation. This amount includes the $750 million charge previously announced on March 31.

On a preliminary basis, despite the $1.3 billion recall charge, GM currently expects to report solid core operating performance in the first quarter financial results.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

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CONTACTS:
Kevin Kelly
GM Communications
313-316-9742
kevin.m.kelly@gm.com

Greg Martin
GM Communications
202-744-6285
greg.a.martin@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.